Consent of Independent Registered Public Accounting Firm

The Board of Directors
The St. Joe Company:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Jacksonville, Florida
February 1, 2016
Certified Public Accountants